Exhibit 10.2

ALLIED ESPORTS ENTERTAINMENT, INC.
Restricted Stock UNIT Agreement

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), made effective as of January 19, 2021 is by and between Allied Esports Entertainment, Inc., a Delaware corporation (the “Company”), and Frank Ng (the “Employee”).

Background

A. The Company has adopted the Allied Esports Entertainment, Inc. 2019 Equity Incentive Plan (the “Plan”), to enable the Company to offer to employees, officers, and directors of, and consultants to, the Company and its subsidiaries whose past, present and/or potential future contributions to the Company and its subsidiaries have been, are or will be important to the success of the Company, an opportunity to share monetarily in the success of and/or acquire an equity interest in the Company.

B. The Compensation Committee of the Board of Directors of the Company (the “Committee”) believes that entering into this Agreement with Employee is consistent with the stated purposes for which the Plan was adopted.

C. The Company desires to grant restricted stock units to the Employee, and the Employee desires to accept such restricted stock units, on the terms and conditions set forth herein and in the Plan.

D. The terms of this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as a “short-term deferral” of compensation. Code Section 409A and the Treasury Regulations issued thereunder are referred to in this Agreement as “Section 409A.”

AGREEMENT

NOW, THEREFORE, it is agreed as follows:

1. Grant of Restricted Stock Units. Subject to Section 2 below, the Company hereby grants to Employee restricted stock units (collectively, the “Units”) having a stated value equal to $1,000,000.00 (the “Stated Value”), which collectively represent the right to receive the Stated Value or a portion thereof, payable in accordance with and subject to the terms and provisions of this Agreement and the Plan.

2. Vesting and Forfeiture of Units.

(a) Generally. All Units shall become vested on the two year anniversary of the closing date (the “Closing Date”) of the sale of the outstanding common stock of Club Services, Inc. (“CSI”) to Element Partners, LLC (“Buyer”), pursuant to the terns and conditions of that certain Stock Purchase Agreement dated the date hereof by and among the Company, Buyer, CSI and Allied Esports Media, Inc. (the “Vesting Date”), provided that the Employee remains continuously employed by the Company through the Vesting Date.

(b) Termination Without Cause. In the event Employee’s employment with the Company is terminated on or after the Closing Date, but before the Vesting Date by the Company without Cause (as defined below), the Employee shall become 100% vested in the Units.

(c) Forfeiture. Upon termination of Employee’s employment with the Company prior to the Vesting Date (which term shall also apply to the date on which the vesting of Units accelerates pursuant to subsection 2(b)) for any reason other than termination of employment by the Company without Cause, the Employee will forfeit to the Company all Units granted under this Agreement (including the entire Stated Value thereof).

(d) Definitions. For purposes of this Agreement, “Cause” shall have the meaning ascribed to such term in Employee’s written employment agreement with the Company, provided, however, if at any time Employee has no written employment agreement with the Company, “Cause” shall mean any of the following:

(A) Employee engages in willful misconduct or fails to follow the reasonable and lawful instructions of the Board, if such conduct is not cured within thirty (30) calendar days after Company sends notice to the Employee of the alleged Cause;

(B) Employee embezzles or misappropriates assets of Company or any of its subsidiaries;

(C) Employee’s violation of Employee’s obligations in this Agreement, if such conduct is not cured within thirty (30) calendar days after Company sends written notice to the Employee of the alleged Cause;

(D) Breach of the Nondisclosure Agreement or any other agreement be-tween Employee and Company or to which Company and Employee are parties, or a breach by Employee of a fiduciary duty or responsibility to Company;

(E) The commission by Employee of fraud or other willful conduct that adversely affects the business or reputation of Company, as determined in the Board’s sole discretion; or

(F) The Company has a reasonable belief Employee engaged in some form of harassment or other improper conduct prohibited by Company policy or law.

3. Form and Timing of Payment. As soon as administratively practicable following the Vesting Date (which term shall also apply to the date on which the vesting of Units accelerates pursuant to subsection 2(b) of this Agreement), but no later than thirty (30) days thereafter, the Company shall pay to the Employee (or his estate, if applicable) the Stated Value. The Company, in its sole discretion, may elect to pay the Stated Value in cash or by issuing shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) having a Fair Market Value (as defined in the Plan) equal to the Stated Value on the Vesting Date, or any combination thereof. To the extent paid in shares of Common Stock, any fractional share shall be rounded up to the nearest full share.

4. No Right to Continuation of Employment or Corporate Assets. Nothing contained in this Agreement shall be deemed to grant Employee any right to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving Employee, Employee’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

5. Withholding of Tax. To the extent that the receipt of Units, cash or Common Stock results in income to Employee for federal or state income tax purposes, Employee shall pay the applicable withholding tax, which may be paid by any method permitted under the Plan.

6. No Assignment of Units or Rights to Shares. Neither Employee nor any beneficiary shall have any right to assign, pledge or otherwise transfer any Units or any right to receive cash or shares of Common Stock under this Agreement, except to the limited extent permitted under the Plan. No creditor of Employee (or of any beneficiary) shall have any right to garnish or otherwise attach any Units or any right to receive cash or shares of Common Stock under this Agreement. In the event of any attempted assignment, pledge or other transfer, or attempted garnishment or attachment by a creditor, the Company shall have no further liability under this Agreement.

7. Rights of Employee. The Employee shall not have any of the rights of a shareholder with respect to the Units.

8. The Plan; Administration. The Units are granted pursuant to the Plan and is governed by the terms thereof, which are incorporated herein by reference. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and to this Agreement shall be final and binding upon the Employee. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall govern and control. By the execution of this Agreement, Employee acknowledges receipt of a copy of the Plan.

9. Section 280G.

(a) Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Employee or for the Employee’s benefit pursuant to the terms of this Agreement or otherwise ("Covered Payments") constitute "parachute payments" within the meaning of Section 280G of the Code and would, but for this Section 9, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A.

(b) If, notwithstanding the initial application of this Section 9, the Internal Revenue Service determines that any Covered Payment constitutes an excess parachute payment (as defined by Section 280G(b) of the Code), this Section 9 will be reapplied based on the Internal Revenue Service's determination, and the Employee will be required to promptly repay the portion of the Covered Payments required to avoid imposition of the Excise Tax together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Employee’s receipt of the excess payments until the date of repayment).

(c) Any determination required under this Section 9, including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. The Employee shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 9. The Company’s determinations shall be final and binding on the Company and the Employee.

10. General.

(a) This Agreement may be amended only by a written agreement executed by the Company and the Employee.

(b) This Agreement and the Plan embody the entire agreement made between the parties hereto with respect to matters covered herein; and this Agreement shall not be modified except by a writing signed by the parties, except as otherwise provided in the Plan.

(c) Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Agreement.

(d) Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.

(e) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

(f) This Agreement shall be governed by and construed in accordance with the laws of the State of California. The venue for any action relating to this Agreement shall be the federal or state courts located in Orange County, California, to which venue each party hereby submits.

Signature Page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year first written above.

ALLIED ESPORTS ENTERTAINMENT, INC.

By:	/s/ Adam Pliska
Name:	Adam Pliska
Title:	President

/s/ Frank Ng
Frank Ng

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